Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2022, NeoGames S.A. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our ordinary shares, no par value. References herein to “we,” “us,” “our” and the “Company” refer to NeoGames S.A. and not to any of its subsidiaries. The following description may not contain all of the information that is important to you, and we therefore refer you to our amended and restated articles of association, a copy of which is filed with the Securities and Exchange Commission (“SEC”) as an exhibit to the Annual Report on Form 20-F.

Share Capital

The Company was organized under the laws of the Grand Duchy of Luxembourg as a private limited liability company (société à responsabilité limitée) incorporated on April 10, 2014 and converted into a public limited liability company (société anonyme) under the laws of Luxembourg on 10 November 2020 (as described below) and pursuant to the resolutions taken at the extraordinary general shareholders’ meeting of the Company held on 10 November 2020 (the “November 2020 EGM”).

Immediately prior to the November 2020 EGM, the Company was a private limited liability company (société à responsabilité limitée) with a share capital in the amount of EUR 18,100.3584 represented by 181,003,584 shares without par value.

During the November 2020 EGM, the shareholders approved inter alia (i) the conversion from the currency of the share capital of the Company from EUR to USD, resulting in a share capital amounting to $21,485.13 represented by 181,003,584 shares without par value, (ii) the increase of the share capital of the Company (by way of incorporation of reserves) by an amount of $17,459.85 representing 102,705 new shares, to an amount of $38,944.98 represented by 181,106,289 shares, (iii) the conversion of the existing 181,106,289 shares into 21,996,230 shares, without par value and (iv) the conversion of the Company from a private limited liability company (société à responsabilité limitée) to a public limited liability company (société anonyme).

The shareholders further approved at the November 2020 EGM an initial authorized share capital of up to $194,724.90 represented by a number of shares, without par value, to be determined in the board of directors’ discretion (but with a par accounting value at least equivalent to the par accounting value of the existing shares from time to time).

Pursuant to resolutions of the board of directors of the Company dated November 11, 2020 and resolutions of the pricing committee dated November 18, 2020 and November 22, 2020 the share capital of the Company was increased by an aggregate amount of $5,289.68, representing 2,987,625 new shares, to an amount of $44,234.66, represented by 24,983,855 shares, without par value, as acknowledged in a notarial deed of confirmation dated 23 November 2020.

Following the exercise of share options between May 17, 2021 and December 31, 2022 the share capital of the Company was increased by an aggregate amount of $1,583.87, representing 894,577 new shares (the “Share Options Capital Increases”). Such Share Options Capital Increases were formally documented and confirmed by a mandatory Luxembourg law process that was acknowledged by notarial deeds of confirmation dated July 30, 2021, September 21, 2021, March 31, 2022, October 6, 2022 and February 14, 2023 (together, the “Notarial Share Options Capital Increases Confirmation Deeds”).

Following the issuance of new shares in the context of the public offer to the shareholders of Aspire Global Plc (“Aspire”) to tender all their shares in Aspire to the Company, the share capital of the Company was increased by an aggregate amount of $13,463.16, representing 7,604,015 new shares (the “Aspire Offer Capital Increases”). Such Aspire Offer Capital Increases were formally documented and confirmed by a mandatory Luxembourg law process that was acknowledged by notarial deeds of confirmation dated July 8, 2022 and October 6, 2022 (together, “Notarial Aspire Offer Capital Increases Confirmation Deeds”, and together with the Notarial Share Options Capital Increases Confirmation Deeds, the “Notarial Confirmation Deeds”).

As a result of the Share Options Capital Increases and the Aspire Offer Capital Increases, as of 31 December 2022, the share capital of the Company amounts to $59,281.69, represented by 33,482,447 shares, without par value.

As a result, as of 31 December 2022, the outstanding current authorized capital of the Company amounts to $174,388.19 represented by a number of shares to be freely determined by our board of directors, each without par value (but with a par accounting value at least equivalent to the par accounting value of the existing shares from time to time) (as acknowledged by the Notarial Confirmation Deeds).

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and have certain preemptive rights that can be waived by our board of directors as further described below under “- Issuance of Ordinary Shares and Preemptive Right.”

Listing

In November 2020, our ordinary shares commenced trading on Nasdaq under the symbol “NGMS.”. Prior to this, no public market existed for our ordinary shares.

Issuance of Ordinary Shares and Preemptive Right

Pursuant to Luxembourg law, the issuance of ordinary shares requires approval by a quorum of at least one half of the share capital, and a two-thirds majority vote is required for the amendment of our amended and restated articles of association. The shareholders, at any general meeting of shareholders, may approve an authorized share capital and authorize the board of directors to issue ordinary shares, up to the maximum amount of such authorized share capital, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil électronique des Sociétés et Associations). The shareholders, at any general meeting of shareholders, may amend, renew, or extend such authorized share capital and such authorization to the board of directors to issue ordinary shares.

The board of directors will resolve on the issuance of such ordinary shares out of the authorized share capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in our amended and restated articles of association. The board of directors also will resolve on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new ordinary shares exceeds the limits of our authorized share capital, our board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association.

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of ordinary shares for cash consideration. However, on November 10, 2020, our shareholders have authorized for a period of 5 years the board of directors to cancel or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such cancellation or limitation advisable for any issuance of ordinary shares within the scope and conditions of our authorized share capital. The general meeting of shareholders, convened within the conditions required for an amendment to the articles of association to approve a capital increase or authorized share capital may, by two-thirds majority vote, cancel or limit such preemptive rights (or renew or amend such cancellation or limitation), in each case, for a period not to exceed five years. Such ordinary shares may be issued above, at, or below market value, but in any event not below the accounting par value per ordinary share. The ordinary shares also may be issued by way of incorporation of available reserves (including share premium).

Repurchase of Ordinary Shares

We cannot subscribe for our own ordinary shares. We may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for our account, subject to the following conditions:

•
except in the case of ordinary shares acquired either by us or by a person acting in his or her own name but on behalf of us for the distribution thereof to our staff or to the staff of a company with which we are in a control relationship, prior authorization by a simple majority vote must be obtained at an ordinary general meeting of shareholders, which authorization sets forth:

•	the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased;

•	the duration of the period for which the authorization is given (which may not exceed five years); and

•	in the case of repurchase for consideration, the minimum and maximum consideration per share;

•	only fully paid-up ordinary shares may be repurchased;

•
the repurchases may not have the effect of reducing net assets below the amount of the issued share capital plus reserves (which may not be distributed by law or under our amended and restated articles of association);

•	the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased ordinary shares are held by us; and

•
the repurchase offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for repurchases which were unanimously decided by a general meeting at which all the shareholders were present or represented (and except in accordance with Article 430-15, 4° of the Luxembourg Company Law, as amended from time to time (loi du 10 août 1915 concernant les sociétés commerciales, telle qu’elle a été modifiée)).

The shareholder authorization described above will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell our ordinary shares under the conditions set forth in Article 430-15 of the Luxembourg Company Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.

On November 10, 2020, our shareholders authorized the Company for a period of five years to repurchase up to 50% of the aggregate ordinary shares in issues from time to time. The purchase price per ordinary share in such circumstance shall be determined by the board of directors but (i) not less than 50% of the lowest closing price per share and (ii) not more than 50% above the highest closing price per share, in each case as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative sources to be selected by the board of directors, over the ten trading days preceding the date of the purchase (or the date of the commitment to the transaction).

In addition, pursuant to Luxembourg law, we may directly or indirectly repurchase ordinary shares by a resolution of our board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by our board of directors to be necessary to prevent serious and imminent harm to us or if the repurchase of ordinary shares has been made with the intent of the distribution thereof to our employees and/or the employees of any entity having a controlling relationship with us (i.e., our subsidiaries or controlling shareholder).

Form and Transfer of Ordinary Shares

Our ordinary shares are issued in registered form only and are freely transferable under Luxembourg law and our amended and restated articles of association. Our board of directors may, however, impose transfer restrictions for ordinary shares that are registered, listed, quoted, dealt in, or that have been placed in certain jurisdictions in compliance with the requirements applicable therein. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our ordinary shares.

Under Luxembourg law, the ownership of registered ordinary shares is prima facie established by the inscription of the name of the shareholder and the number of ordinary shares held by him, her or it in the shareholders’ register.

Without prejudice to the conditions for transfer by book entry where ordinary shares are recorded in the shareholders’ register on behalf of one or more persons in the name of a depository, each transfer of ordinary shares shall be effected by written declaration of transfer to be recorded in the shareholders’ register, with such declaration to be dated and signed by the transferor and the transferee or by their duly appointed agents. We may accept and enter into the shareholders’ register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.

If our ordinary shares are not listed on a stock exchange in the United States, a shareholders’ register will be maintained by us at our registered office in Luxembourg. Transfer of record ownership of ordinary shares is effected by a written deed of transfer acknowledged by us or by our transfer agent and registrar acting as our agent on our behalf.

Beneficiary certificates

No beneficiary certificate (part bénéficiaire) has been issued by the Company.

Liquidation Rights and Dissolution

In the event of our dissolution, liquidation or winding-up, any surplus of the assets remaining after allowing for the payment of all of our liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. The decisions to dissolve, liquidate, or wind-up require approval by an extraordinary general meeting of our shareholders.

Merger and De-Merger

A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers all of its assets and liabilities to another company in exchange for the issuance of ordinary shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at an extraordinary general meeting of shareholders of the Luxembourg company, enacted in front of a Luxembourg notary. Similarly, a de-merger of a subsidiary of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders, enacted in front of a Luxembourg notary.

No Appraisal Rights

Neither Luxembourg law nor our amended and restated articles of association provide for appraisal rights of dissenting shareholders.

General Meeting of Shareholders

Any regularly constituted general meeting of shareholders represents the entire body of our shareholders.

A holder of our share capital is entitled to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of our amended and restated articles of association. Each ordinary share entitles the holder to one vote at a general meeting of shareholders. No beneficiary certificates have been issued as of the date of this prospectus. Our amended and restated articles of association provide that our board of directors shall adopt all other regulations and rules concerning the attendance to the general meeting, the availability of access cards, and the availability of proxy forms in order to enable shareholders to exercise their right to vote as our board of directors deems fit.

When convening a general meeting of shareholders, we will send a convening notice by registered mail to the registered address of each shareholder at least eight days before the meeting. The convening notices for every general meeting shall contain the agenda and shall take the form of announcements filed with the register of commerce and companies, published on the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations), and published in a Luxembourg newspaper at least 15 days before the meeting. No proof is required that this formality has been complied with. The board of directors may impose a record date formality in the convening notice which shall condition the exercise of the voting right.

Our amended and restated articles of association provide that if our ordinary shares are listed on a regulated market, the general meeting also will be convened in accordance with the publicity requirements of such regulated market applicable to us.

A shareholder may participate in general meetings of shareholders by appointing another person as his or her proxy, the appointment of which shall be in writing. Our amended and restated articles of association also provide that, in the case of ordinary shares held through the operator of a securities settlement system or depository, a holder of such ordinary shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate in proper form. Our board may determine the formal requirements with which such certificates must comply.

The ordinary general meeting of shareholders must be held within six months from the end of the respective financial year at our registered office or in any other place in Luxembourg as notified to the shareholders.

Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to our registered office at least five days before the general meeting of shareholders.

Voting Rights

Each ordinary share entitles the holder thereof to one vote.

Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our ordinary shares by non-Luxembourg residents.

Luxembourg law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to voting rights, quorum and majorities.

Ordinary General Meeting. At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting. Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) our dissolution and liquidation, and (v) any and all amendments to our articles of association. Pursuant to our amended and restated articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half (50%) of our issued share capital unless otherwise required by law. If the said quorum is not present, a second meeting may be convened, for which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by at least a two-thirds majority of the votes validly cast on such resolution. When the resolution of the general meeting of shareholders would change the respective rights attached to the beneficiary certificates (if any in issue), the resolution must, in order to be valid, fulfill the above-mentioned conditions as to attendance and majority with respect to the holders of beneficiary certificates. Abstentions are not considered “votes.”

Minority Action Right. Luxembourg law provides for a provision whereby the shareholders and/or future holders of beneficiary certificates holding, in the aggregate, 10% of the securities having a right to vote at the general meeting may act on our behalf to discharge the members of our board of directors for misconduct against our interests or for a violation of the law or our articles of association.

Dividend Rights

All of our ordinary shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with our articles of association or applicable law. The dividend entitlement lapses upon the expiration of a five-year prescription period as from the date of the dividend distribution. The unclaimed dividends return to our accounts.

Board of Directors

Our board of directors will appoint a chair from among its members. It also may appoint a secretary, who need not be a director and who will be responsible for keeping the minutes of the meetings of our board of directors and of our shareholders. Our board of directors will meet upon call by the chair. A meeting must be convened if any of two directors so require. The chair will preside at all meetings of our board of directors and of our shareholders (if required), except that in the absence of the chair, our board of directors may appoint another director and the general meeting of shareholders may appoint another person as chair pro tempore by vote of the majority present or represented at such meeting.

A quorum of our board of directors shall be at least one half of its members present or represented, and resolutions may be duly adopted by the vote of a simple majority of the members of our board of directors present or represented. No valid decision of our board of directors may be taken if the necessary quorum has not been reached. In case of an equality of votes, the chair or chair pro tempore shall have the right to cast the deciding vote. Our board of directors also may take decisions by means of resolutions in writing signed by all directors. Each director has one vote.

Pursuant to our articles of association, for so long as Barak Matalon, Elyahu Azur, Pinhas Zahavi and Aharon Aran (collectively, the “Founding Shareholders”) (i) own in the aggregate at least 40.0% of the issued and outstanding share capital of the Company, a number of directors equal to 50.0% of the total number of directors will be elected from nominees selected by the Founding Shareholders, (ii) own in the aggregate at least 25.0% of the issued and outstanding share capital of the Company, a number of directors equal to 33.0% of the total number of directors will be elected from nominees selected by the Founding Shareholders, and (iii) own in the aggregate at least 15.0% of the issued and outstanding share capital of the Company, one director will be elected from nominees selected by the Founding Shareholders.

Shareholders elect directors and decide their respective terms, and may dismiss one or more directors at any time, with or without cause, by a simple majority of votes cast at a general meeting of shareholders. Under Luxembourg law, directors may be reelected, but the term of their office may not exceed six years. If our board of directors has a vacancy, the remaining directors have the right to fill (pursuant to the affirmative vote of a majority of the remaining directors) such vacancy on a temporary basis until the following general meeting of shareholders. However, the election of any temporary director shall be requested definitively at the next general meeting of shareholders.

Within the limits provided for by law and subject to our articles of association, our board of directors may delegate our daily management and the authority to represent us to one or more persons. In addition, our board of directors may set up an executive committee and entrust the latter with any powers of our board of directors, with the exception of (i) our general strategic direction, and (ii) those acts reserved to our board of directors by Luxembourg law. The Company’s board of directors has used such powers to appoint Mordechay (Moti) Malul as general director (Directeur Général) in accordance with Luxembourg law.

No director, solely as a result of being a director, shall be prevented from contracting with us, either with regard to such director’s tenure in any office, or place of profit, or as vendor, purchaser, or in any other manner whatsoever, nor shall any contract in which any director is in any way interested be liable to be voided merely on account of his or her position as director, nor shall any director who is so interested be liable to account to us or the shareholders for any remuneration, profit or other benefit realized by the contract by reason of the director holding that office or of the fiduciary relationship thereby established.

Any director having a direct or indirect financial interest in a transaction submitted for approval at a meeting of our board of directors shall immediately inform the board of directors of such interest at that meeting and shall cause a record of such a statement to be included in the minutes of the meeting, unless such transaction is made in the ordinary course of business of the Company entered and on arm’s length terms. Such director may not take part in these deliberations nor vote on such a transaction. At the next general meeting of shareholders, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

Our articles of association provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law, against liabilities and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she is involved by virtue of him or her being or having been a director or officer of the Company and against amounts paid or incurred by him or her in the settlement thereof.

There is no mandatory retirement age for directors under Luxembourg law and no minimum shareholding requirement for directors.

Unsuitable Shareholders

Subject to all applicable law and regulation, our articles of association provide for the suspension of certain rights attached to our ordinary shares that are held by unsuitable shareholders and the disposal of any of our ordinary shares owned or controlled by an unsuitable person or its affiliates by transfer to one or more third-party transferees. If such unsuitable person fails to dispose of our ordinary shares within the required period of time, we may in good faith dispose (or procure the disposal) of such ordinary shares to a designated third party at the highest price reasonably attainable or, subject to applicable law and regulation and our articles of association, acquire such ordinary shares by way of a redemption.

Amendment of Articles of Association

Shareholder Approval Requirements. Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment of the articles of association to be made by extraordinary resolution.

The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of association. An extraordinary general meeting of shareholders convened for the purposes of amending the articles of association must have a quorum of at least 50% of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Irrespective of whether the proposed amendments will be subject to a vote at any duly convened extraordinary general meeting of shareholders, the amendment is subject to the approval of at least two-thirds of the votes cast at such extraordinary general meeting of shareholders. When the resolution of the general meeting of shareholders is to change the respective rights attached to the beneficiary certificates, the resolution must, in order to be valid, fulfill the above-mentioned conditions as to attendance and majority with respect to the holders of beneficiary certificates.

Formalities. Any resolutions to amend our articles of association must be taken before a Luxembourg notary, and such amendments must be published in accordance with Luxembourg law.

Exclusive Forum

Our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated articles of association inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of our amended and restated articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Differences in Corporate Law

We are incorporated under the laws of Luxembourg. The following discussion summarizes certain material differences between the rights of holders of our ordinary shares and the rights of holders of the ordinary shares of a typical corporation incorporated under the laws of the State of Delaware, which result from differences in governing documents and the laws of Luxembourg and Delaware.

Luxembourg:	Delaware:
Board of Directors

Pursuant to Luxembourg law, our board of directors must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.

Pursuant to our amended and restated articles of association, directors are elected by a simple majority vote at a general meeting. Abstentions are not considered “votes.”

Our amended and restated articles of association provide, that in case of a vacancy, the remaining members of the board of directors may elect a director to fill the vacancy until the following general meeting.

Each director has one vote.

Our amended and restated articles of association provide that the board of directors may set up committees and determine their composition, powers, and rules.

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes, and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

Interested Shareholders

Under Luxembourg law, no restriction exists as to the transactions that a shareholder may conclude with us. The transaction must, however, be in our corporate interest and be made on arm’s length terms.

Section 203 of the Delaware General Corporation Law (the “DGCL”) generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 of the DGCL through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority shareholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

Luxembourg:	Delaware:
Amendment of Governing Documents

Under Luxembourg law, amendments to our articles of association require an extraordinary general meeting of shareholders held in front of a public notary at which at least one half of the share capital is represented. The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (Recueil Electronique des Sociétés et Associations) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. This also applies with respect to the beneficiary certificates. An increase of the commitments of its shareholders require, however, the unanimous consent of the shareholders (and bondholders, if any).

Our articles of association provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of our authorized share capital within which the board of directors is authorized to issue further ordinary shares or in the context of a share capital reduction and cancellation of ordinary shares. The board of directors is then authorized to appear in front of a notary public to record the capital increase or decrease and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of our registered office outside the current municipality.

Under the DGCL, amendments to a corporation’s certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the DGCL or the certificate of incorporation, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Under the DGCL, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.

Luxembourg:	Delaware:
Meetings of Shareholders

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year within six months as from the close of the financial year. The purpose of such ordinary general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments, and grant discharge to the directors. The ordinary general meeting must be held within six months of the end of each financial year.

Other meetings of shareholders may be convened.

Pursuant to Luxembourg law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month of the receipt of a written request of shareholders representing one-tenth of the issued capital. Such request must be in writing and indicate the agenda of the meeting.

Quorum Requirements:

Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.

Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Ordinary Resolutions: Pursuant to Luxembourg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary Resolutions: Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, and (v) an amendment of the articles of association.

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall generally be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”

Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Luxembourg:	Delaware:
Shareholder Approval of Business Combinations

Under Luxembourg law and our amended and restated articles of association, the board of directors has the broadest power to take any action necessary or useful to achieve the corporate objective. The board of directors’ powers are limited only by law and our amended and restated articles of association.

Any type of transaction that would require an amendment to the articles of association, such as a merger, de-merger, consolidation, dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders.

Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor our amended and restated articles of association contain any provision specifically requiring the board of directors to obtain shareholder approval of the sale, lease, or exchange of substantial assets of ours.

Generally, under the DGCL, completion of a merger, consolidation, or the sale, lease, or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The DGCL also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the DGCL. See “- Interested Shareholders” above.

Shareholder Action Without a Meeting

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or our amended and restated articles of association.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote by proxy.

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.

Distributions

Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general meeting of shareholders based on the recommendation of our board of directors, except in certain limited circumstances. Pursuant to our amended and restated articles of association, our board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law.

Distributions (in the form of either dividends, share premium reimbursements or capital surplus reimbursements) may be lawfully declared and paid if our net profits and/or distributable reserves are sufficient under Luxembourg law.

The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Luxembourg:	Delaware:

Under Luxembourg law, the amount of a distribution paid to shareholders (including in the form of dividends or share premium reimbursements) may not exceed the amount of the profits at the end of the last financial year plus any profits carried forward and any amounts drawn from reserves that are available for that purpose, less any losses carried forward and sums to be placed in reserve in accordance with Luxembourg law or our amended and restated articles of association. Furthermore, no distributions (including in the form of dividends or share premium reimbursements) may be made if net assets were, at the end of the last financial year (or would become, following such a distribution), less than the amount of the subscribed share capital plus the non-distributable reserves. Distributions in the form of dividends may only be made out of net profits and profits carried forward, whereas distributions in the form of share premium reimbursements may only be made out of available share premium and distributions in the form of capital surplus reimbursements may only be made out of capital surplus.

Under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of our issued share capital. The legal reserve is not available for distribution.

Repurchases and Redemptions

Pursuant to Luxembourg law, we (or any party acting on our behalf) may repurchase our own shares and hold them in treasury, provided that:

•      the shareholders at a general meeting have previously authorized our board of directors to acquire our ordinary shares. The general meeting shall determine the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of repurchase for consideration, the maximum and minimum consideration, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either us or by a person acting in its own name but on our behalf for the distribution thereof to our staff or to the staff of a company with which we are in a control relationship;

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Luxembourg:	Delaware:

•      the acquisitions, including ordinary shares previously acquired by us and held by us and shares acquired by a person acting in his or her own name but on our behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•      the ordinary shares repurchased are fully paid-up; and

•      the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented (and except for acquisitions made on Nasdaq).

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to us, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the ordinary shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of ordinary shares acquired by either us or by a person acting on our behalf with a view to redistributing the ordinary shares to our staff or its controlled subsidiaries, provided that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce our capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares under Luxembourg law).

Any shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on our balance sheet a non-distributable reserve of the same amount must be reflected as a liability. Our amended and restated articles of association provide that shares may be acquired in accordance with the law.

On November 10, 2020, our shareholders authorized the Company for a period of five years to repurchase up to 50% of the aggregate Ordinary Shares in issues from time to time. The purchase price per Ordinary Share in such circumstance shall be determined by the board of directors but (i) not less than 50% of the lowest closing price per share and (ii) not more than 50% above the highest closing price per share, in each case as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative sources to be selected by the board of directors, over the ten trading days preceding the date of the purchase (or the date of the commitment to the transaction).

Luxembourg:	Delaware:
Transactions with Officers or Directors

There are no rules under Luxembourg law preventing a director from entering into contracts or transactions with us to the extent the contract or the transaction is in our corporate interest.

Luxembourg law prohibits a director from participating in deliberations and voting on a transaction if (i) such director has a direct or indirect financial interest therein, and (ii) the interests of such director or conflict with our interests. The relevant director must disclose his or her personal financial interest to the members of the board of directors and abstain from voting. The transaction and the director’s interest therein shall be reported to the next succeeding general meeting of shareholders.

Our amended and restated articles of association may require that certain transactions between a director and us be submitted for approval by our board of directors and/or shareholders. Our amended and restated articles of association provide that no director, solely as a result of being a director, shall have any duty to refrain from any decision or action to enforce its rights under any agreement or contract with us. A director who has an interest in a transaction carried out other than in the ordinary course of business that conflicts with our interests must advise the board of directors accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction is submitted to the shareholders at the next general meeting of shareholders, before any vote on the matter.

Under the DGCL, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest, provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (i) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts, or (ii) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If the board of directors’ approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Luxembourg:	Delaware:
Fiduciary Duties of Directors

The board of directors must act as a collegial body in the corporate interest of a company and has the power to take any action necessary or useful to realize the corporate objects of a company, with the exception of the powers reserved by Luxembourg law or by the articles of association to the general meeting of shareholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. The standard of care required from directors in the execution of their mandate vis-à-vis the company is the standard that an ordinary prudent or reasonable person would apply to his or her own affairs. The standard of care is more onerous where a director has special skills or where such director receives remuneration for his or her office.

In addition, Luxembourg law imposes specific duties on directors and officers of a company to comply with Luxembourg law and the articles of association of a company.

Under the DGCL, except as otherwise provided in a company’s certificate of incorporation, the board of directors of a Delaware company bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware company owe fiduciary duties of care and loyalty to a company and its shareholders. Delaware courts have decided that the directors of a Delaware company are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also subjected directors’ actions to enhanced scrutiny in certain situations, including if directors take certain actions intended to prevent a threatened change in control of a company or in connection with transactions involving a conflicted controlling shareholder. In addition, under Delaware law, when the board of directors of a Delaware corporation determines to sell or break-up a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders at that time.

Dissenters’ Rights
Neither Luxembourg law nor our amended and restated articles of association provide for appraisal rights.
Under the DGCL, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

Shareholder Suits

Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders do not have the authority to initiate legal action on a company’s behalf. Shareholders and/or future holders of beneficiary certificates holding at least 10.0% of the securities of a company having a right to vote at the general meeting may bring an action against the directors on behalf of the company.

This provision of Luxembourg law does not apply to claims under the U.S. federal securities laws.

Under Delaware law, a shareholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated shareholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a shareholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a shareholder through the duration of the lawsuit.

Luxembourg:	Delaware:
Luxembourg law does not provide for class action lawsuits.
Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

Cumulative Voting
Not applicable.
Under the DGCL, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has a number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.

Anti-Takeover Measures

Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the board of directors is authorized by the shareholders to issue further ordinary shares and, under certain conditions, to limit, restrict, or waive preferential subscription rights of existing shareholders. The rights attached to the shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in our amended and restated articles of association.

The authority of the board of directors to issue additional ordinary shares is valid for a period of up to five years starting from the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations), unless renewed by vote of the holders of at least two-thirds of the votes cast at a shareholders meeting.

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Our amended and restated articles of association authorize our board of directors to issue ordinary shares within the limits of the authorized share capital at such times and on such terms as our board of directors or its delegates may decide for a period ending five years after November 10, 2020 (unless such period is extended, amended or renewed). Accordingly, our board of directors will be authorized to issue ordinary shares up to the limits of authorized share capital until such date. We currently intend to seek renewals and/or extensions as required from time to time.